FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                      December 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                      to

Commission file number                                  1-10312

SYNOVUS FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN

SYNOVUS FINANCIAL CORP.

1111 BAY AVENUE

SUITE 500

COLUMBUS, GEORGIA 31901

(706) 649-5220

Exhibit 99.2

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2006, 2005, and 2004

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) as of December 31, 2006 and 2005, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2006 and 2005, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

April 18, 2007

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2006 and 2005
Assets	2006	2005
Common stock of Synovus Financial Corp. at fair value –
2,416,444 shares (cost $55,647,706) in 2006 and
2,474,237 shares (cost $53,020,376) in 2005 (note 2)	$74,498,981	66,829,155
Dividends receivable	472,734	452,296
Contributions receivable	691,815	629,248
	$75,663,530	67,910,699
Liabilities and Plan Equity
Plan equity (4,476 and 4,606 participants in 2006 and 2005,
respectively) (note 2)	$75,663,530	67,910,699
See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2006, 2005, and 2004
	2006	2005	2004
Dividend income	$1,891,529	1,843,710	1,758,765
Realized gain on distributions to
participants (note 5)	3,983,085	5,394,207	4,209,690
Unrealized appreciation (depreciation) of common
stock of Synovus Financial Corp. (note 4)	5,042,496	(9,198,096)	(5,465,637)
Contributions (notes 1 and 3):
Participants	10,935,315	9,993,103	8,999,239
Participating employers	5,476,539	4,996,579	4,499,856
	27,328,964	13,029,503	14,001,913
Withdrawals by participants – common stock of
Synovus Financial Corp. at fair value
(703,082 shares in 2006, 675,345 shares in
2005, and 620,532 shares in 2004) (note 5)	(19,576,133)	(19,295,801)	(15,871,751)
Increase (decrease) in Plan equity
for the year	7,752,831	(6,266,298)	(1,869,838)
Plan equity at beginning of year	67,910,699	74,176,997	76,046,835
Plan equity at end of year	$75,663,530	67,910,699	74,176,997
See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(1)	Description of the Plan

The Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) was implemented as of January 15, 1979. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ employees to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and Synovus and subsidiaries (the Participating Employers).

Synovus serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Through June 30, 2002, all employees who worked 20 hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work twenty hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. The Plan also permits a participant who has successfully completed the State of Georgia’s Intellectual Capital Partnership Program (ICAPP) to begin participation in the Plan immediately upon the participant’s commencement of employment with a Participating Employer.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum contribution ranges from 3% to 7% of compensation based on years of service. Through June 30, 2002, the minimum contribution percentage was 0.5% of compensation. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, postage, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Participating Employers for a specified period of time. Effective January 23, 2002, the Plan was amended to remove the above mentioned restriction on receiving matching contributions upon a withdrawal of shares from the Plan.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or his employer prior to the date of such amendment or termination.

Synovus reserves the right to suspend participating employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

4	(Continued)

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(2)	Summary of Accounting Policies

The investment in Synovus common stock is stated at fair value which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2006 and 2005 fair values were $30.83 and $27.01 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per common stock share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Dividend income is accrued on the record date.

The Plan’s investments include common stock of Synovus which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

Contributions by participants and Participating Employers are accounted for on the accrual basis.

Withdrawals are accounted for upon distribution. At December 31, 2006, plan investments include 7,042 shares held by 27 terminated employees who have not yet requested distribution in accordance with the terms of the Plan.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

5	(Continued)

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(3)	Contributions
	Contributions by Participating Employers and by participants are as follows:
		2006		2005		2004
Participating Employers		Participating Employers	Participants	Participating Employers	Participants	Participating Employers	Participants
	Synovus Financial Corp.	$1,237,122	2,471,345	950,392	1,900,728	869,037	1,737,990
	Columbus Bank and Trust Company	474,800	949,024	413,281	826,478	375,739	751,434
	Commercial Bank and Trust Company
	of Troup County	32,634	65,268	34,721	69,435	32,888	65,771
	Commercial Bank of Thomasville	67,409	134,813	59,711	119,416	55,971	111,937
	Security Bank and Trust Company of Albany	49,890	99,776	45,679	91,353	45,712	91,949
	Sumter Bank and Trust Company	48,259	96,515	48,785	97,564	43,451	86,898
	The Coastal Bank of Georgia	62,753	125,427	53,951	107,895	53,010	106,015
	First State Bank and Trust Company	46,711	93,293	44,225	88,445	43,075	86,144
	Cohutta Banking Company	51,147	102,228	54,388	108,771	46,924	93,842
	Bank of Coweta	62,632	125,244	62,721	125,436	56,827	113,647
	Citizens Bank & Trust of West Georgia	92,512	184,875	101,758	203,503	96,844	193,674
	Synovus Securities, Inc.	201,024	394,642	310,009	620,433	252,190	504,374
	The Quincy State Bank	—	—	—	—	7,384	14,768
	Community Bank and Trust of
	Southeast Alabama	42,029	84,056	34,664	69,323	28,433	56,852
	Tallahassee State Bank	22,900	45,784	26,833	53,663	23,908	47,814
	CB&T Bank of Middle Georgia	44,240	88,356	47,846	95,686	47,131	94,258
	First Community Bank of Tifton	38,323	76,640	40,044	80,084	40,109	80,214
	CB&T of East Alabama*	39,960	79,920	38,073	76,141	38,095	76,186
	Sea Island Bank	63,705	127,405	53,008	106,010	43,140	86,275
	Citizens First Bank	43,033	86,047	44,537	89,069	41,825	83,645
	First Coast Community Bank	29,246	57,952	29,517	59,030	28,298	56,593
	Bank of Pensacola	107,707	215,240	103,597	207,185	87,118	174,229
	Vanguard Bank and Trust	69,447	138,888	66,796	133,582	62,517	125,025
	The National Bank of Walton County	38,189	75,849	43,807	87,609	41,630	83,254
	Athens First Bank & Trust Co.	150,133	299,890	150,307	300,600	143,596	287,178
	Citizens Bank of Fort Valley	18,885	37,770	18,803	37,604	16,877	33,753
	First Commercial Bank of Birmingham	201,370	402,448	175,218	350,418	160,728	321,439
	First National Bank of Jasper	95,648	191,209	95,440	190,867	91,255	182,497
	Sterling Bank	53,255	106,230	44,039	88,073	38,289	76,573
	The Bank of Tuscaloosa	63,515	126,972	62,944	125,881	55,719	111,433
	First Commercial Bank of Huntsville	65,666	131,261	59,169	118,330	55,036	110,064
	Peachtree National Bank	51,052	101,947	50,629	101,252	47,682	95,310
	Synovus Mortgage Corp.	215,915	431,691	171,157	342,303	168,012	336,004
	Citizens & Merchants State Bank	24,247	48,494	24,744	49,486	24,420	48,837
	Synovus Trust Company	245,332	489,877	233,262	466,506	204,107	408,200
	The National Bank of South Carolina	338,097	676,106	296,227	592,421	276,503	552,971
	Bank of North Georgia	322,803	645,592	316,769	633,512	269,249	538,474
	Georgia Bank & Trust	47,049	94,065	42,612	85,217	43,265	86,021
	Charter Bank and Trust Co.***	—	—	—	—	21,106	42,210
	Merit Leasing Corp.	2,661	5,322	3,029	6,057	2,868	5,737
	Mountain National Bank***	—	—	—	—	21,288	42,576
	Total Technology Ventures	10,547	21,094	7,439	14,878	3,680	7,360
	Synovus Insurance of Georgia	9,295	18,590	12,672	25,343	12,459	24,918
	Creative Financial Group	83,317	165,657	68,498	136,991	61,919	123,835
	GLOBALT, Inc.	56,392	112,782	50,618	101,234	50,043	100,083
	Machinery Leasing Co., Inc.	—	—	2,349	4,698	2,372	4,745
	The Bank of Nashville	53,341	106,667	51,561	103,117	43,783	87,561
	Synovus Investment Advisors	42,362	84,551	46,022	92,042	32,538	65,074
	United Bank of the Gulf Coast**	—	—	—	—	10,817	21,634
	United Bank and Trust**	—	—	—	—	70,535	141,066
	First Nation Bank	56,992	113,346	54,256	108,506	46,222	92,438
	Peoples Bank**	—	—	—	—	41,834	83,665
	Synovus Bank of Jacksonville	36,143	72,284	27,738	55,474	5,166	10,331
	Trust One Bank	65,232	130,234	63,388	126,772	17,232	34,464
	Synovus Insurance of Florida	516	1,033	414	831	—	—
	Synovus Insurance of Alabama	240	480	—	—	—	—
	First Florida Bank	30,339	60,677	—	—	—	—
	Cohutta Banking Company of Tennessee	4,749	9,497	1,622	3,244	—	—
	Synovus Bank of Tampa Bay	165,774	330,962	157,310	314,607	—	—
	Total contributions	$5,476,539	10,935,315	4,996,579	9,993,103	4,499,856	8,999,239
* ** ***

On August 1, 2005, CB&T Bank of Russell County changed its name to CB&T of East Alabama.
On July 22, 2005, these companies were merged to form the Synovus Bank of Tampa Bay.
These companies were merged into Bank of North Georgia during 2004.

6	(Continued)

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(4)	Unrealized Appreciation (Depreciation) of Synovus Common Stock

Changes in unrealized appreciation (depreciation) of Synovus common stock are as follows:

	2006	2005	2004
Unrealized appreciation at end of year	$18,851,275	13,808,779	23,006,875
Unrealized appreciation at beginning
of year	13,808,779	23,006,875	28,472,512
Unrealized appreciation
(depreciation) for the year	$5,042,496	(9,198,096)	(5,465,637)

(5)	Realized Gain on Withdrawal/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2006	2005	2004
Fair value at dates of distribution or
redemption of shares of Synovus
common stock	$19,576,133	19,295,801	15,871,751
Less cost (computed on an average
cost basis) of shares of Synovus
common stock distributed or
redeemed	15,593,048	13,901,594	11,662,061
Total realized gain	$3,983,085	5,394,207	4,209,690

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